UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 1-10024

                             BKF CAPITAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

                              ONE ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                                 (212) 332-8400
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          COMMON SHARE PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]           Rule 12h-3(b)(1)(i)     [X]
         Rule 12g-4(a)(1)(ii)     [_]           Rule 12h-3(b)(1)(ii)    [_]
         Rule 12g-4(a)(2)(i)      [_]           Rule 12h-3(b)(2)(i)     [_]
         Rule 12g-4(a)(2)(ii)     [_]           Rule 12h-3(b)(2)(ii)    [_]
                                                Rule 15d-6              [_]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, BKF Capital Group, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: July 7, 2005
                                             BKF CAPITAL GROUP, INC.

                                             By: /s/ Norris Nissim
                                                 -------------------------------
                                                 Name:  Norris Nissim
                                                 Title: Vice President, General
                                                        Counsel and Secretary